Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 19, 2012

RTSA iPath Short Extended Russell 2000 TR Index ETN Note Description The iPath® Short Extended Russell 2000® TR Index ETN is designed to provide investors with leveraged return on the inverse performance of the Russell 2000® Total Return Index. Index Description The Russell 2000® Total Return Index is designed to track the performance of the small-cap segment of the U.S. equity market. It is a subset of the Russell 3000® Index and includes the 2,000 smallest companies included in the Russell 3000® Index as measured by total market capitalization. Note Details Ticker RTSA Intraday Indicative Value Ticker RTSA.IV CUSIP 06740P502 ISIN US06740P5026 Primary exchange NYSE Arca Yearly fee1 0.50% Borrow Rate2 1.75% Inception date 11/29/2010 Maturity date 11/30/2020 Issuer Barclays Bank PLC Automatic termination level 15 Callable ETN No Participation ticker* RTSA.PTNV The “participation” is intended to approximate the ratio of the value of the notional exposure per ETN to the performance of the underlying Index relative to the value of each ETN, as is described in detail in the relevant prospectus. Index Details Index name Russell 2000® TR Index Composition Equities of 2000 large cap companies in U.S. Number of components 1966 Bloomberg Index ticker RU20INTR Inception date 1/1/1984 Base value and date 100 as of 12/31/1978 Index sponsor Russell Index Composition FINANCIAL SERVICES 23.24% TECHNOLOGY 14.68% CONSUMER DISCRETIONARY 14.32% PRODUCER DURABLES 14.11% HEALTH CARE 12.71% MATERIALS & PROCESSING 6.82% ENERGY 6.43% UTILITIES 4.49% CONSUMER STAPLES 3.21% Source: Russell, as of 12/31/2011. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. 2 The daily index borrow cost is calculated on a daily basis in the following manner: On the initial valuation date, the daily index borrow cost for the ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily index borrow cost per ETN will equal the product of (a) the short index amount on the immediately preceding calendar day times (b) the borrow rate divided by (c) 365. Page 1 of 3

RTSA Cumulative Index Return 23% 15% 8% 0% -8% -15% -23% Nov 10 Jan 11 Mar 11 May 11 Jul 11 Sep 11 Nov 11 Russell 2000® TR Index Source: Russell (based on daily returns 11/10-12/11 since Note inception date). Annualized Performance, Standard Deviation And Correlation History 6-month 1-Year 3-Year 5-Year 10-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized Annualized3 Russell 2000® TR Index -9.77 -4.18 15.63 0.15 5.62 24.47 1.00 S&P 500 Index -3.69 2.11 14.11 -0.25 2.92 18.88 0.95 MSCI EAFE Index -16.31 -12.14 7.65 -4.72 4.67 22.64 0.84 MSCI Emerging Markets IndexSM -19.13 -18.42 20.07 2.40 13.86 29.09 0.78 Barclays Capital U.S. Aggregate Bond Index 4.98 7.84 6.77 6.50 5.78 3.60 0.02 Dow Jones-UBS Commodity Index Total ReturnSM -11.03 -13.32 6.39 -2.07 6.63 21.62 0.50 Source: BlackRock, Russell, S&P, MSCI, Barclays Capital and Dow Jones-UBS, as of 12/31/2011. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 12/06 12/11 , and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays Capital 4 Correlations based on monthly returns for 12/06 12/11. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Capital Selected Risk Considerations An investment in the iPath ETNs described herein (the ETNs ) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under Risk Factors in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any increase in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has decreased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the I1211 market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not RTSA - receive any amounts owed to you under the terms of the ETNs. - iP Page 2 of 3

RTSA Top Index Holdings Component Ticker Weight % Sector HEALTHSPRING INC HS 0.33 HEALTH CARE NETLOGIC MICROSYSTEMS INC NETL 0.31 TECHNOLOGY SUCCESSFACTORS INC SFSF 0.30 TECHNOLOGY CLEAN HARBORS INC CLH 0.27 PRODUCER DURABLES WORLD FUEL SERVICES CORP INT 0.27 ENERGY JACK HENRY & ASSOCIATES INC JKHY 0.26 FINANCIAL SERVICES AMERICAN CAMPUS COMMUNITIES ACC 0.26 FINANCIAL SERVICES SALIX PHARMACEUTICALS LTD SLXP 0.25 HEALTH CARE ONYX PHARMACEUTICALS INC ONXX 0.25 HEALTH CARE BIOMED REALTY TRUST INC BMR 0.25 FINANCIAL SERVICES Source: Russell, as of 12/31/2011. Index composition is subject to change. Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. Leverage Risk: Because an investment in the ETNs is leveraged, changes in the level of the underlying index will have a greater impact on the payout on the ETNs than on a payout on securities that are not so leveraged. In particular, any increase in the level of the underlying index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the ETNs substantially greater than an investor would if the ETNs did not contain a leverage component. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Russell 1000® Index and Russell 2000® Index are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs. I1211 © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, - servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0531-0212 - RTSA Not FDIC Insured - No Bank Guarantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3 iP